Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
Investor Relations
+1.813.273.3000

Syniverse Technologies Announces Completion of Tender Offer

Tampa, Fla. – Feb. 25, 2005 – Syniverse Technologies, a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, announced today the expiration of its previously announced cash tender offer (the “Offer”) to purchase up to $85,750,000 aggregate principal amount of its 12 3/4% Senior Subordinated Notes due 2009 (the “Notes”). The tender offer expired on February 24, 2005 at 12:00 midnight, New York City time (the “Expiration Date”).

As of the Expiration Date, $102,079,000 aggregate principal amount of the Notes had been tendered. Syniverse will accept $85,750,000 principal amount of the Notes submitted. Based upon the prices submitted in the Offer, the clearing level for the Offer is $1,113.00 per $1,000 principal amount of Notes. Holders who validly tendered Notes below the clearing level will have all such Notes accepted for purchase. Holders who validly tendered Notes at the clearing level will have approximately 77.4% of such Notes accepted for purchase. All holders who validly tendered Notes prior to 5:00 p.m., New York City time, on February 9, 2005 will be paid an additional $30.00 per $1,000 principal amount of Notes accepted for payment. All Notes accepted for payment also will be entitled to receive accrued and unpaid interest up to, but not including, the date of purchase, which will be promptly following expiration of the Offer.

Lehman Brothers served as the Dealer Manager for the Offer. The information agent was D.F. King & Co., Inc.

This press release is not an offer to purchase or a solicitation of acceptance of the offer to purchase. The Offer was made only pursuant to the terms of the Offer to Purchase, dated January 27, 2005.

About Syniverse

Syniverse is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next-generation wireless services. Syniverse provides services to over 300 telecommunications carriers in approximately 40 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., with offices in major cities throughout North America and in The Netherlands, Syniverse has a global sales force in London, Luxembourg, Rome, Beijing, Hong Kong, Rio de Janeiro and Belo Horizonte. For more information, visit www.syniverse.com

CUSIP: 87287VAB8 Bloomberg Ticker: SYNVER (Bond)